Exhibit 23.4

Consent of Osburn, Henning and Company

We consent to the use in this Registration Statement of Alabama National BanCorporation on Form S-4 of our report dated February 10, 2004 relating to the financial statements of Florida Choice Bank as of and for the year ended December 31, 2003, as included in the consolidated financial statements of Florida Choice Bankshares, Inc. and Subsidiary as of and for the year ended December 31, 2004 appearing in the Proxy Statement-Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Proxy Statement-Prospectus.

/s/ Osburn, Henning and Company
Osburn, Henning and Company Orlando, Florida December 15, 2005